Exhibit 21.01

SUBSIDIARIES

NAME OF THE SUBSIDIARY	STATE OF INCORPORATION
Adesso-Madden, Inc.	New York
BA Brand Holdings LLC	New York
BAI Holding, LLC	New York
B.B. Dakota, Inc.	California
B.D.S., Inc.	Delaware
BJ Acquisition LLC	Delaware
Cejon, Inc.	New Jersey
Comercial Diecesiette S.A. de C.V.	Mexico
DANIELBARBARA Enterprises LLC	New York
Daniel M. Friedman & Associates, Inc.	New York
Diva Acquisition Corp.	Delaware
Dolce Vita Holdings, Inc.	Washington
GREATS Brand, Inc.	Delaware
Madden Asia Holding Limited	Hong Kong
Madden International Limited	Hong Kong
Maddman Productions LLC	New York
Madlove LLC	New York
Maximus Designer Shoes	Mexico
Schwartz & Benjamin, Inc.	New York
SMI Holding I S.C.S.	Luxembourg
SMI Holding II S.C.S.	Luxembourg
SML Canada Acquisition Corp.	Canada
SML Holdings S.a.r.l	Luxembourg
Steven Madden Retail, Inc.	Delaware
The Topline Corporation	Washington
Trendy Imports S.A. de C.V.	Mexico